Exh. 99.1

Investors: Ann Tanabe Encysive Pharmaceuticals (713) 796-8822	Media: Dan Budwick BMC Communications (212) 477-9007 ext. 14
Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS ANNOUNCES INTERIM TOPLINE DATA FROM STRIDE-2 EXTENSION TRIAL
Conference Call Scheduled for Today at 7:30 a.m. EDT
HOUSTON- September 14, 2005- Encysive Pharmaceuticals (NASDAQ: ENCY) today announced interim, topline results from its ongoing study, STRIDE-2X, evaluating Thelin™ (sitaxsentan sodium) and bosentan in patients with pulmonary arterial hypertension (PAH). This analysis was conducted for submission to global regulatory authorities.
STRIDE-2X is an extension study of patients enrolled in STRIDE-2, the Company’s second pivotal Phase III trial for Thelin. In the 229-patient extension trial, 145 patients received open-label Thelin at the recommended 100 mg dose and 84 patients received open-label bosentan dosed according to its package insert.
Interim topline efficacy results were as follows:
•	The mean exposure time for patients treated with Thelin exceeded that of patients treated with bosentan (43 and 35 weeks, respectively, p<0.01), due to a higher discontinuation rate in bosentan patients (37%) than in Thelin patients (21%, p<0.01).

•	Median changes from baseline in six minute walk (6MW) were similar for Thelin patients (17-30 meters) and bosentan patients (17-23 meters) at three, six, nine and 12 months of therapy (p>0.8 for all time points). Median endpoint changes were heavily affected by dropouts; the difference in median 6MW between Thelin (18 meters) and bosentan (0 meters) was not significant.

•	Regarding clinical worsening, over the first year of therapy, 30% of patients treated with bosentan have experienced a worsening event versus 20% of patients receiving Thelin (p=0.03).

•	Kaplan-Meier estimates of time to World Health Organization (WHO) class improvement and deterioration were similar for the two drugs (p>0.1).
Interim topline safety results were as follows:
•	The one-year risk of developing liver function abnormalities measured by Kaplan-Meier analysis was 4% for Thelin patients and 14% for bosentan patients (p=0.01), with a one-year risk of discontinuation due to liver function abnormalities of 1% for Thelin patients and 9% for bosentan patients (p<0.01).

•	Patient deaths occurring in the trial have been rare in both groups with 3.4% of Thelin patients and 3.6% of bosentan patients dying during the first 12 months (p>0.6).
“These results expand and extend the data observed at 18 weeks in the STRIDE-2 trial,” commented Terrance Coyne, M.D., Chief Medical Officer; Vice President, Clinical Development of Encysive Pharmaceuticals. “It must be kept in mind that this trial is ongoing and, as such, the final results may differ. We look forward to presenting and publishing this data in greater detail in the future.”
Conference Call Information
A conference call is scheduled for Wednesday, September 14, at 7:30 a.m. EDT. The access number for the call is:
Number: (612) 332-0228
Passcode: Encysive Pharmaceuticals
A replay of the call will begin today at 9:15 a.m. EDT, and be available until September 21, 2005, at 11:59 p.m. EDT. The call replay can be accessed by dialing:
Number: (320) 365-3844
Access Code: 796084
About STRIDE-2X
STRIDE-2X is the extension study for the placebo-controlled pivotal trial STRIDE-2. Data for all patients up to one year of active treatment are included in this analysis. In STRIDE-2, patients were randomized between double-blind placebo, Thelin 50 mg once daily, Thelin 100 mg once daily or open-label bosentan for 18 weeks. Patients completing STRIDE-2 from the Thelin 100 mg or bosentan arms were eligible to enter STRIDE-2X where they remained on the same therapy. Placebo and Thelin 50 mg patients who completed the 18 weeks of STRIDE-2 or discontinued prematurely were eligible to enter STRIDE-2X. Placebo patients entering STRIDE-2X were randomized to Thelin 100 mg or bosentan. Thelin 50 mg patients who chose to participate in STRIDE-2X were placed in the Thelin 100 mg arm. Patients from the placebo or Thelin 50 mg arms that chose not to enter the extension are excluded from this analysis because they never experienced active therapy. Premature discontinuations from the bosentan or Thelin 100 mg arms in STRIDE‑2 are included. Per the STRIDE-2 analysis plan, patients requiring the addition of new PAH therapies were counted as a clinical worsening event and terminated from the trial, even if they stayed on bosentan or Thelin therapy. Patients who have completed one year of active therapy are being transitioned to routine care for continuation of therapy with Thelin (in STRIDE-3) or bosentan.
About Thelin and PAH
Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.
Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.
The most frequent adverse events that occurred in patients receiving Thelin, which were more common than in placebo-treated patients, were headache, edema, nausea, upper respiratory tract infection, dizziness, insomnia, nasopharyngitis, and nasal congestion. Because Thelin inhibits the metabolism of warfarin, a decreased dose of warfarin is needed when co-administered with Thelin.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed one FDA-approved drug, Argatroban, for the treatment of heparin-induced thrombocytopenia that is marketed by GlaxoSmithKline. The NDA for our lead drug candidate Thelin™ (sitaxsentan sodium), an endothelin A receptor antagonist for the treatment of PAH, is now under active review by the Cardio- Renal Division of the FDA. The European Agency for the Evaluation of Medicinal Products is currently reviewing a Marketing Authorization Application for approval of Thelin within the European Union. In addition, we have an earlier stage clinical product candidate in development, TBC3711, a next generation endothelin receptor antagonist. To learn more about Encysive Pharmaceuticals, please visit our web site: http://www.encysive.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.
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